Exhibit 10.9

SETTLEMENT AGREEMENT

This SETTLEMENT AGREEMENT (this “Agreement”) is dated as of July ___, 2021, by and among (i) COROWARE, INC. (“CoroWare”), (ii) COROWARE TECHNOLOGIES, INC. (“CT”), (iii) ROBOTIC WORKSPACE TECHNOLOGIES, INC. (“RWT”) (CoroWare, CT and RWT shall be collectively referred to herein as the “Obligors”), and (ii) YA GLOBAL INVESTMENTS, L.P., formerly known as Cornell Capital Partners, LP, a Cayman Island exempt limited partnership (“YA”), and having offices located at 1012 Springfield Avenue, Mountainside, New Jersey 07092.

Background

Reference is made to certain financing arrangements entered into by and among the Obligors and YA evidenced by, among other things, the documents, instruments, and agreements listed in the attached Schedule 1 (collectively, together with all other documents, instruments, and agreements executed in connection therewith or related thereto, the “Financing Documents”), including, without limitation, that certain Amended, Restated and Consolidated Secured Convertible Debenture (the “Convertible Debenture”) dated as of February 5, 2016 in the original principal balance of $2,829,690.

The Obligors acknowledge and agree that one or more Defaults and/or Events of Default (collectively, the “Stated Defaults”) have occurred under the Financing Documents prior to the date hereof as a result of the Obligors’ failure to pay amounts due under the Financing Documents as and when due and failure to reserve and issue to YA shares of CoroWare’s common stock. As of July 19, 2021, the Obligors are indebted to YA under the Convertible Debenture for an aggregate of $5,192,491.50 (the “Outstanding Balance”).

The Parties hereto have agreed to resolve all issues among them and have reached a compromise, and settlement as to all disputes or claims existing and potentially existing between themselves, subject to YA receiving the full Settlement Amount set forth in Paragraph 1 below.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed by and among the Obligors and YA as follows:

RELEASE

In consideration of the mutual execution of this Agreement and the releases and promises made in the Agreement by the Parties, the sufficiency of which is acknowledged, the Parties agree as follows:

1. Settlement.

a.	Settlement Amount. CoroWare hereby agrees to issue to YA on one or more occasions an aggregate of 2,250,000,000 shares of CoroWare’s common stock (the “Common Shares”), in full and final settlement of all claims YA may have against the Obligors, its subsidiaries, directors, officers, employees, successors or assigns (the “Settlement Amount”). YA shall be entitled to the issuance of the number Common Shares specified in one or more Conversion Notices (which such Conversion Notices shall not exceed an aggregate of 2,250,000,000 Common Shares) within three (3) business days after the date specified in each Conversion Notice. Conversion Notices shall be substantially in the form of Exhibit “A,” and CoroWare shall cause its transfer agent, Empire Stock Transfer, or any subsequent transfer agent, to issue such Common Shares in accordance with YA’s written instructions, which may be set forth on the Conversion Notices. As a condition of this Agreement, CoroWare, Empire Stock Transfer and YA are entering into Irrevocable Transfer Agent Instructions governing the issuance of the Common Shares in accordance with this Agreement.

b.	No Restrictive Legends. All Common Shares to be issued to YA hereunder shall be issued without restrictive legends in reliance on the legal opinion of YA’s legal counsel being delivered on the date hereof to CoroWare’s transfer agent. CoroWare covenants and agrees that it has consulted with its own legal counsel in connection with this Agreement, its obligations to issue the Common Shares to YA without restrictive legends, and that YA may freely sell any Common Shares issued to it. After such consultation, CoroWare is satisfied that such issuances of Common Shares to YA are, and will be, in compliance with applicable securities laws and SEC rules and regulations promulgated thereunder. Accordingly, CoroWare agrees and covenants that it shall not take any position (legal or otherwise) inconsistent with the foregoing.

c.	The outstanding balance owed by the Obligors to YA as set forth in the recitals hereto (with no interest accruing thereon so long as there is no default by an Obligor under this Agreement) shall be credited by the amounts converted into Common Shares under the Convertible Debenture as specified in each Conversions Notice; provided that any outstanding balance remaining after the issuance by CoroWare to YA of an aggregate of 2,250,000,000 Common Shares shall be released in accordance with Paragraph 3 hereof.

d.	Ownership Cap. Notwithstanding anything to the contrary in this Agreement, YA’s right to convert any part of the Outstanding Balance shall be subject to the limitations set forth in Section 3(c)(i) of the Convertible Debenture.

e.	Default. Any failure by CoroWare or any Obligor to strictly comply with the terms of this Agreement (including, without limitation, the failure to timely issue any Common Shares, the failure to issue Common Shares without restrictive legends, or interfering with YA’s ability to sell the Common Shares) shall constitute a default. Upon such a default, YA shall be excused from performing any obligations under this Agreement or the Financing Documents (except for the limitations set forth in Section 3(c)(i) of the Convertible Debenture) and may enforce any provisions set forth in this Agreement and/or any Financing Documents, including, without limitation, seeking specific performance without the necessity of posting any bond or security of any nature and/or seeking to collect the full outstanding balance owed by the Obligors to YA as set forth in the recitals hereto, plus interest accruing after the date hereof at a rate of 18% per year from the date of any default.

2. Release by CoroWare: In consideration for the covenants of YA as set forth in this Agreement, effective on the date hereof, each Obligor and each of their respective subsidiaries, representatives, attorneys, executors, administrators, successors, and assigns (collectively the “CoroWare Affiliates”) release, acquit, and forever discharge YA and all of its current and former affiliates, subsidiaries and parent entities, and its and their owners, officers, directors, servants, vendors, agents, customers, employees and former employees, insurers, contractors, representatives, and attorneys past, present and future, and all persons acting under, by, through, or in concert with any of them (collectively “YA Releasees”) from any and all claims, demands, judgments, damages, expenses, actions, or causes of action, known or unknown, from the beginning of time to the Effective Date, including, without limitation, any and all claims arising under, in connection with or related to, the Financing Documents or the trading by YA or the YA Releasees in CoroWare’s common stock.

3. Release by YA: In consideration for the covenants of CoroWare as set forth in this Agreement, and effective upon YA’s timely receipt of the full Settlement Amount (provided that no Obligor has defaulted hereunder), YA, and its subsidiaries, representatives, attorneys, executors, administrators, successors, and assigns (collectively the “YA Affiliates”) release, acquit, and forever discharge the Obligors and all of its current and former affiliates, subsidiaries and parent entities, and its and their owners, officers, directors, servants, vendors, agents, customers, employees and former employees, insurers, contractors, representatives, and attorneys past, present and future, and all persons acting under, by, through, or in concert with any of them (collectively “CoroWare Releasees”) from any and all claims, demands, judgments, damages, expenses, actions, security interests, or causes of action, known or unknown, from the beginning of time to the Effective Date, including, without limitation, any and all obligations they may have to one another under any of the Financing Documents. Only after the effectiveness of the release set forth in Paragraph 3, each Obligor is authorized to file any UCC-3 termination statements evidencing the termination of any security interests held by any YA Affiliates. Notwithstanding the foregoing, this Paragraph 3 shall not apply to any claims against YA in connection with any bankruptcy or insolvency proceeding of CoroWare or any other Obligor if and to the extent any part of the Settlement Amount is avoided or otherwise rescinded, so that each Obligor is required pursuant to any final order of a court of competent jurisdiction to repay such payment or transfer.

4. Change of Facts/Mistakes: The Parties acknowledge that other new or supplemental information that either may now exist or may arise or become known in the future could cause them to evaluate the underlying facts or their positions regarding their relationship, any claims they may have against one another or the Financing Documents differently than they have been evaluated as of the date of this Agreement. The Parties expressly agree, and specifically assume the risk, that if facts with respect to the matters covered by this Agreement are found hereafter to be other than, in addition to, or different from, the facts now believed or assumed by either Parties, this Agreement shall nonetheless remain in full force and effect.

5. Adequate Consideration – Denial of Liability: The Parties agree and acknowledges that the covenants set forth herein constituted a complete, final and binding compromise and satisfaction of matters involving disputed issues. The Parties further agree that their execution of this Agreement shall not be considered an admission by either party of wrongdoing, and that each party specifically denies any liability, fault, or responsibility to the other.

6. Representation of Comprehension of Document: In entering into this Agreement, the Parties represent that they enter it on their own free will and that they are aware of the legal and income tax consequences of this Agreement, that the terms of this Agreement have been completely read by them and/or their attorneys; that the terms of this Agreement are fully understood and voluntarily accepted by the Parties; that they have had the opportunity to consult with their attorneys, if desired, with respect to this Agreement; and that they are executing this Agreement of their own free act and deed. The Parties acknowledge that they have had the opportunity to request any change in language necessary or desirable to effectuate their intent and expectations so that the rule of construction of contracts construing ambiguities against the drafting party shall be inapplicable.

7. Covenant Not To Sue. A “covenant not to sue” is a legal term which means a person promises not to file a lawsuit in court. It is different from the release contained in Paragraphs 2 or 3. In addition to waiving and releasing the claims covered by Paragraphs 2 above, CoroWare agrees never to sue one any of the YA Releasees in any forum for any claims, laws, or theories covered by the release language in Paragraph 2 above, which arose prior to the Effective Date. In addition to waiving and releasing the claims covered by Paragraphs 3 above, and so long as the full Settlement Amount is received by YA in strict compliance with the terms of this Agreement, YA agrees never to sue one any of the CoroWare Releasees in any forum for any claims, laws, or theories covered by the release language in Paragraph 3 above, which arose prior to the Effective Date.

8. Good Faith: The Parties agree to act in good faith and to cooperate fully with each other in carrying out the intent of this Agreement, and for that purpose agree to execute all additional documents as may prove reasonably necessary to accomplish that intent.

9. Fees/Costs: The Parties shall each bear their own costs and attorney fees incurred in connection with this Agreement, and each waives the right to make a claim against the other for such costs, attorney fees, or any other expenses associated with the matters being settled here.

10. Mutual Warranties: The Parties agree and warrant that they have taken all actions and obtained all authorizations, consents, and approvals as are conditions precedent to their authority to execute this Agreement; and thus warrant that they are fully authorized to bind the Party for which they execute this Agreement; and the Parties represent and warrant that no other person or entity or third-party beneficiary has or has had any interest in the claims, demands, obligations, or causes of action referred to in this Agreement. There has been and will be no assignment or other transfer of any of the claims, or any part thereof, and each party agrees to defend, indemnify and hold harmless the other party from any claims, obligations, or other liabilities, including specifically attorney’s fees and costs incurred, which result from the assertion by any third party of a right to any claim which is released by this Agreement. The foregoing warranties and representations shall survive the execution and delivery of this Agreement.

11. Warranties of YA. As a material inducement to CoroWare to enter into this Agreement, YA represents and warrants to the Obligors that YA has not conveyed, nor is it obligated to convey, any of its rights under the Financing Documents to any third party and that no third party has any interest in, or lien rights against, any rights of YA under the Financing Documents.

12. Warranties of CoroWare. As a material inducement to YA to enter into this Agreement, each Obligor represents and warrants to YA that none of them has not conveyed, nor is it obligated to convey, any of its rights under the Financing Documents to any third party and that no third party has any interest in, or lien rights against, any rights of any Obigor under the Financing Documents.

13. No Admission: The Parties agree that this Agreement may not be offered or used as evidence in any proceeding to establish an admission or concession by the any of the Parties that they are in any way responsible for or liable for claims or damages which have been or could have been asserted relating to the claims or the subject matter of this Agreement.

14. Entire Agreement: This Agreement contains the entire understanding and agreement between the Parties to this Agreement with respect to the matters referred to herein. No other representations, covenants, undertakings, or other prior or contemporaneous agreements, oral or written, respecting such matters, which are not specifically incorporated herein, shall be deemed in any way to exist or bind any of the Parties to this Agreement. The Parties to this Agreement acknowledge that each party has not executed this Agreement in reliance on any such promise, representation, or warranty. The Parties expressly understand that all terms of this Agreement are contractual and not merely a recital.

15. Modification by Writing Only: The Parties agree that this Agreement may be modified only by a writing signed by all Parties to the Agreement and that any oral agreements are not binding until reduced to writing and signed by the Parties to the Agreement.

16. Binding Upon Successors and Assigns: The Parties to this Agreement agree that it is binding upon the Parties’ successors, assigns, and heirs.

17. Severability: The Parties to this Agreement agree that if any provision of this Agreement should become inconsistent with present or future law having jurisdiction over and otherwise properly governing the subject matter of the provision, such provision shall be deemed to be rescinded or modified in accordance with any such law. In all other respects, the Parties to this Agreement agree that the other provisions of this Agreement shall continue and remain in full force and effect.

18. Execution in Counterparts: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement, and all of which shall constitute one agreement to be effective as of the Effective Date. Photocopies or facsimile copies of executed copies of this Agreement may be treated as an original. A duly authorized attorney may sign on behalf of a corporate entity.

19. Notices. In the event any party desires or is required to give notice to the other party in connection with this Agreement, the same shall be in writing and shall be deemed to have been given when delivered in person, by recognized overnight air courier service, by confirmed facsimile transaction, by electronic mail (otherwise known as “e-mail”), or deposited with the United States Postal Service, postage prepaid, or certified mail, return receipt requested, addressed to YA or CoroWare at the appropriate address as set forth below:

A.	If to YA:

YA Global Investments, LP
1012 Springfield Ave
Mountainside, New Jersey 07092
Attn: Troy J. Rillo, Senior Managing Director
Email: trillo@yorkvilleadvisors.com

B.	If to CoroWare:
CoroWare, Inc.

Attn: Lloyd Spencer, CEO
Email:

with copy to:
Law Offices of Gary L. Blum
3278 Wilshire Blvd., Ste. 603
Los Angeles, California 90010
Attn: Gary Blum, Esq.
Email: gblum@gblumlaw.com

20. Severability: The Parties hereto expressly agree that it is not the intention of the Parties hereto to violate any public policy, statutory or common law rules, regulations, treaties or decisions of any government or agency thereof. If any provision of this Agreement is judicially or administratively interpreted or construed as being in violation of any such provision, such articles, sections, sentences, words, clauses or combinations thereof shall be inoperative in such jurisdiction and the remainder of this agreement shall remain binding upon the Parties hereto and in full force and effect.

21. Successors and Assigns: This Agreement shall be binding upon and shall enure to the benefit of the Parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.

22. Counterparts: This Agreement may be executed in two or more counterparts, each of which shall be deemed and original, but all of which shall constitute one and the same document.

23. Cooperation: The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force and effect to the terms, conditions and intent of this Agreement.

IN WITNESS WHEREOF, the Parties hereto executed this Agreement as of the Effective Date.

AS TO YA:

YA GLOBAL INVESTMENTS, LP

By:
Print Name:
Title:

AS TO THE OBLIGORS:

COROWARE, INC.

By:
Lloyd Spencer, CEO

COROWARE TECHNOLOGIES, INC.

By:
Lloyd Spencer, CEO

ROBOTIC WORKSPACE TECHNOLOGIES, INC.

By:
Lloyd Spencer, CEO

Schedule 1

(Financing Documents)

Forbearance Agreement dated as of February 5, 2021 among CoroWare, Inc., CoroWare Technologies, Inc., Robotic Workspace Technologies, Inc. and YA Global Investments, L.P.

Amended, Restated and Consolidated Secured Convertible Debenture dated as of February 5, 2021 among CoroWare, Inc., CoroWare Technologies, Inc., Robotic Workspace Technologies, Inc. and YA Global Investments, L.P.

Amended and Restated Global Security Agreement dated as of February 5, 2021 among CoroWare, Inc., CoroWare Technologies, Inc., Robotic Workspace Technologies, Inc. and YA Global Investments, L.P.

Amended and Restated Intellectual Security Agreement dated as of February 5, 2021 among CoroWare, Inc., CoroWare Technologies, Inc., Robotic Workspace Technologies, Inc. and YA Global Investments, L.P.

Global Guaranty Agreement dated as of February 5, 2021 given by CoroWare Technologies, Inc. and Robotic Workspace Technologies, Inc. in favor of YA Global Investments, L.P.

Exhibit “A”

(Form of Conversion Notice)

(To be executed by the Holder in order to Convert the Debenture)

TO: CoroWare, Inc.

Via Email: lspencer@coroware.com

The undersigned hereby irrevocably elects to convert a portion of the outstanding and unpaid Principal Amount of Debenture No. CORO-A&R-1 into ordinary shares of Common Stock of COROWARE, INC. according to the conditions stated therein, as of the Conversion Date written below.

Conversion Date:	July 13, 2021
Principal Amount to be Converted:	$0
Accrued Interest to be Converted:	$75,000
Total Conversion Amount to be converted:	$75,000
Fixed Conversion Price:	$0.0003
Lowest Daily VWAP:	$0.0013
Variable Conversion Price (50% of 20-Day Low VWAP):	$0.00065
Applicable Conversion Price:	$0.0003
Number of shares of Common Stock to be issued:	250,000,000
Remaining Principal Balance After Conversion:	$2,715,990

Please issue the shares of Common Stock in the following name:

YA Global Investments, L.P.

Authorized Signature:
Name:	Mark Angelo
Title:	President & Managing Member

Broker DTC Participant Code:	DTC # 0595 Vision Financial Markets A/C # A/C Name: YA Global Investments, LP

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